Exhibit 99.1

FULL HOUSE RESORTS PROPOSES $650 MILLION LIFESTYLE CENTER IN INDIANAPOLIS NAMED “AMERICAN PLACE”

•	Plan would create $85 million per year in incremental state and local revenues and generate thousands of construction and permanent jobs

•	Proposal calls for relocation of a portion of the gaming capacity at Full House’s casino in Rising Sun, Indiana

LAS VEGAS – August 11, 2015 – Full House Resorts (NASDAQ: FLL) today announced its proposal to build “American Place,” a $650 million lifestyle center, to revitalize a prime area of Indianapolis that has been dormant for years.

The $650 million Full House proposal submitted today was in response to the Indianapolis International Airport’s “Land Use Initiative” RFP. The Airport Authority recently conducted an extensive review of its land holdings and will put several hundred acres on the market for sale or lease for non-aviation purposes. If selected, this project would be one of the largest privately funded construction projects in Indiana history.

Proposed for the 135 acres of land along I-465 and High School Road, near where the previous airport terminal was located, American Place will include:

•	Approximately 700,000 square feet of high-end creative retail space,

•	A 25-villa boutique hotel designed to offer the most luxurious accommodations in the Midwest,

•	A seasonal plaza with ice skating and a European Christmas market in the winter and landscaped gardens and forests in the summer,

•	A central square surrounded by a unique fountain and 3-D imaging experience,

•	A multi-purpose conference and performance center,

•	Residential condominiums,

•	Offices,

•	A restaurant court,

•	A multiplex movie theater,

•	A small, high-end casino, and

•	A large health club offering local memberships

“We can build something here, at the Crossroads of America, that doesn’t exist anywhere else. We can build a place that will add to the appeal of Indianapolis, make the city proud, and attract both Indiana residents and visitors,” said Daniel R. Lee, CEO of Full House Resorts. “Given the adjacency of the airport, we expect the center to attract people from throughout the country to an experience that is part Indianapolis, part Las Vegas, and 100 percent unique,” added Lee.

“We purposely did not include a large hotel in our plans for this center,” noted Lee. “Because the old airport terminal was nearby, there are numerous existing hotels near the site. For that reason, we are building only a small hotel within the center, primarily for casino high rollers. We then plan to operate a shuttle service connecting American Place with all neighboring hotels.”

An independent third-party study estimated American Place would generate approximately $85 million per year in state and local taxes, create approximately 4,000 permanent jobs, and attract 10 to 15 million visitors per year.

Full House and its management have deep experience working with local constituencies to reach optimal outcomes. If selected, Full House will be supported by several established, local firms - including Shiel Sexton and Bingham Greenebaum Doll - in this endeavor.

American Place would be anchored, both physically and financially, by a small casino comprising less than 5 percent of the project’s total square footage. “Our position in proposing the casino portion of the development is unique, as we are simply intending to relocate gaming positions within Indiana, not seeking authorization for any new positions,” added Lee. “Recognizing the increased gaming competition from neighboring states that Indiana has and will continue to face, the Indiana legislature recently limited gaming within the state, but in a way that allows the free market to optimize the industry and tax revenues for the state. We are proposing to relocate approximately half of the gaming capacity from our over-supplied existing casino in Rising Sun, so as to not increase the number of authorized gaming positions within Indiana. In addition, our proposed interests in Indianapolis will benefit the city of Rising Sun and help keep our southern Indiana interests viable.”

The Full House proposal will require approval of the Airport Authority as landlord and modification of gaming legislation by the Indiana legislature to permit the relocation of underutilized gaming equipment. If approved by the legislature and the Indiana Gaming Commission, transfers of gaming equipment will be done under the Rising Sun gaming license and revenues earned will help both Indianapolis and Rising Sun, as the parent company shares profits to support sister developments.

“In my career, I have helped develop ten major casino and entertainment projects, all of which have been successful. Based on that experience, I estimate that if all goes well, American Place should open in three to five years,” added Lee.

“Every great project starts somewhere. American Place starts today.”

For further information on American Place, please visit http://americanplace.us/.

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Rising Star Casino Resort in Rising Sun, Indiana has 35,000 square feet of gaming space with 921 slot and video poker machines and 28 table games, 294 hotel rooms, an 18-hole Scottish links golf course and a large, multi-purpose theater for concerts and conventions. The Silver Slipper Casino and Hotel in Hancock County, Mississippi, has 37,000 square feet of gaming space with 938 slot and video poker machines, 29 table games, the only live keno game on the Gulf Coast and a 129-room hotel scheduled for completion during the third quarter of 2015. Stockman’s Casino in Fallon, Nevada has 8,400 square feet of gaming space with 265 gaming machines, four table games and a keno game. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. Grand Lodge has 18,900 square feet of casino space featuring 254 slot machines, 20 table games and a poker room. The Company recently proposed a major development in Indianapolis named American Place. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "propose," "plan,” "goal," "seek," “believe," "expect,” "future," "likely," "may," "should,” "will," “would," “could," and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include the Indianapolis Airport Authority’s selection of a proposal other than the one from Full House (or no proposal at all), the inability of Full House to obtain necessary regulatory and legislative approvals allowing a casino on the RFP site, financing sources and terms, and other risks included in the reports that Full House files with the Securities and Exchange

Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

Media:
Emily Kibling
Borshoff
(317) 631-6400 (w)
Emily.Kibling@borshoff.biz

Investors:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
(702) 221-7800
www.fullhouseresorts.com